Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER,

dated as of January 29, 2008,

among

EXCEL MARITIME CARRIERS LTD.,

BIRD ACQUISITION CORP.

and

QUINTANA MARITIME LIMITED

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page
SECTION 10.12	Expenses	66
SECTION 10.13	Non-Survival of Representations, Warranties and Agreements	67
SECTION 10.14	Incorporation of Exhibits and Schedules	67
SECTION 10.15	Limited Recourse	67
SECTION 10.17	Counterparts	67

-v-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2008 (the “Agreement”), among Excel Maritime Carriers Ltd., a corporation organized under the laws of the Republic of Liberia (the “Buyer”), Bird Acquisition Corp., a non-resident domestic corporation organized under the laws of the Republic of the Marshall Islands and a direct wholly-owned subsidiary of the Buyer (“Merger Sub”), and Quintana Maritime Limited, a non-resident domestic corporation organized under the laws of the Republic of the Marshall Islands (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), is in the best interests of the stockholders of the Company (the “Company Stockholders”), (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend authorization and approval of this Agreement by the Company Stockholders; and

WHEREAS, the board of directors of Merger Sub has (a) determined that the Merger is in the best interests of the stockholder of Merger Sub, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend authorization and approval of this Agreement by its sole stockholder; and

WHEREAS, the board of directors of the Buyer (the “Buyer Board”) (on its own behalf and as the sole stockholder of Merger Sub) has (a) determined that the Merger is in the best interests of the Buyer and its stockholders and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, immediately following execution of this Agreement by the parties hereto, this Agreement will be submitted to the Buyer, as the sole stockholder of Merger Sub, and the Buyer, as the sole stockholder of Merger Sub, will authorize and approve this Agreement by unanimous written consent in lieu of a meeting in accordance with the requirements of the Marshall Islands Business Corporations Act (the “MIBCA”) and the articles of incorporation and bylaws of Merger Sub;

WHEREAS, the Buyer has provided the Company and the Company has provided the Buyer with a letter of credit in the respective amounts set forth therein as security for its obligation (if any) to pay amounts owing hereunder, in each case in accordance with Article IX, and the Company or the Buyer, as the case may be, has agreed to return such letter of credit to the Buyer or the Company, as the case may be at the Effective Time or if the Agreement is terminated without amounts being payable, in each case in accordance with Article IX;

WHEREAS, the Buyer agrees to use its reasonable best efforts to cause its articles of incorporation to be amended in accordance with Section 7.7 hereto;

WHEREAS, Gabriel Panayotides, the Chairman of the Buyer Board, has delivered an agreement to the Company whereby he agrees to use his reasonable best efforts to obtain from the stockholders of the Buyer the votes necessary to effect the amendments to the Buyer’s articles of incorporation provided for in Section 7.7 hereto (it being understood that the only remedy available against Gabriel Panayotides pursuant to such agreement shall be specific performance); and

WHEREAS, the Buyer and certain shareholders of the Company will enter into Voting Agreements simultaneously herewith (collectively, the “Voting Agreements”), which Voting Agreements have been approved by the Company Board.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“2008 Per Share Dividend Amount” means the aggregate per share amount of cash dividends paid by the Company with respect to each share of Common Stock during the period between January 1, 2008 and the Closing.

“Action” means any litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation (whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Applicable Period” means the period commencing on the date hereof and ending upon receipt of the Stockholder Approval.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York or Athens, Greece are authorized or required by Law to close.

“Buyer B Stock” means Class B common stock, par value $0.01 per share, of the Buyer.

“Buyer Benefit Plan” means any material employee benefit plan, including any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement, (d) employee welfare benefit plan or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, under which any present or former employee of the Buyer or any of its Subsidiaries has any present or future right to compensation, payments or benefits sponsored or maintained or contributed to by the Buyer or any of its Subsidiaries.

“Buyer Common Stock” means Class A common stock, par value $0.01 per share, of the Buyer.

“Buyer Common Stock Value” means the average closing prices for a share of Buyer Common Stock on the NYSE Composite Transactions Tape (as reported by the Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for the fifteen (15) trading days immediately preceding the Closing Date. The Buyer Common Stock Value shall be calculated to the nearest one-tenth of one (1) cent.

“Buyer Preferred Stock” means preferred stock, par value $0.01 per share, of the Buyer.

“Cash Consideration” means an amount equal to $13.00.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Benefit Plan” means any material employee benefit plan, including any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement, (c) defined benefit retirement plan or arrangement, (d) employee welfare benefit plan or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, under which any present or former employee of the Company or any of its Subsidiaries or Joint Ventures has any present or future right to compensation, payments or benefits sponsored or maintained or contributed to by the Company or any Subsidiary or Joint Venture of the Company; provided, however, that “Company Benefit Plan” shall not include any such benefit plan maintained by Quintana Minerals Corporation for the benefit of any former or current employee of the Company, whether or not the Company has reimbursed Quintana Minerals Corporation for any costs associated with any such benefit plan pursuant to the Services Agreement between the Company and Quintana Minerals Corporation, dated as of October 31, 2005.

“Contract” means any agreement, contract, commitment, arrangement, understanding or other instrument, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means (a) if the Buyer Common Stock Value is less than or equal to $45.00, then the Exchange Ratio shall be equal to the quotient resulting from dividing the Floating Stock Consideration Value by the Buyer Common Stock Value, rounded to the fourth decimal place, and (b) if the Buyer Common Stock Value is greater than $45.00, then the Exchange Ratio shall be equal to the quotient resulting from dividing the Fixed Stock Consideration Value by the Buyer Common Stock Value, rounded to the fourth decimal place.

“Fixed Stock Consideration Value” means (A) $18.38 minus (B) the 2008 Per Share Dividend Amount.

“Floating Stock Consideration Value” means (A) (i) the Buyer Common Stock Value multiplied by (ii) 0.4084 minus (B) the 2008 Per Share Dividend Amount.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including the Marshall Islands), international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Joint Venture” means each of the entities set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Knowledge of the Buyer” or any similar phrase means the actual knowledge of the following persons: Ismini Panayotides and Lefteris Papatrifon, in each case without obligation of inquiry.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the following persons: Stamatis Molaris, Paul Cornell and Steve Putman, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands and Greece) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to an Owned Vessel, and to which an Owned Vessel is subject and required to comply with, imposed, published or promulgated by any Governmental Entity, the International Maritime Organization, such Owned Vessel’s classification society or the insurer(s) of such Owned Vessel.

“Material Adverse Effect” means, with respect to the Company or the Buyer, any fact, change, effect, event or occurrence that (A) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, Liabilities, business, financial condition or results of operations of the Company or the Buyer, as the case may be, and their respective Subsidiaries and Joint Ventures, taken as a whole or (B) prevents or materially delays the Company or the Buyer, as the case may be, from performing its obligations under this Agreement in any material respect; provided, however, that no fact, change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general political, economic, financial, capital market or industry-wide conditions; (ii) regulatory changes, changes in Law or changes in GAAP; (iii) any natural disasters or acts of war, sabotage or terrorism, or an escalation or worsening thereof; (iv) either the entry into, announcement or performance of this Agreement and the transactions contemplated hereby or the conduct of the strategic alternatives process that resulted in this Agreement (including compliance with the covenants set forth herein (other than Section 6.1(a) and Section 6.2(a)) or any action taken or omitted to be taken by the Company or the Buyer, as the case may be, at the written request or with the prior written consent of the Buyer or Merger Sub or the Company, as the case may be; (v) the fact that the prospective owner of the Company and any of its Subsidiaries and Joint Ventures is the Buyer or any Affiliate of the Buyer; (vi) any changes in the price or trading volume of the Common Stock or the Buyer Common Stock, as the case may be; provided, that any fact, change, effect, event or occurrence that caused or contributed to such change in market price or trading volume shall not be excluded); and (vii) any failure by the Company or the Buyer, as the case may be, to meet revenue or earnings projections, in and of itself (provided, that any fact, change, effect, event or occurrence that caused or contributed to such failure to meet published revenue or earnings projections shall not be excluded) except, in the case of clauses (i), (ii) or (iii), to the extent such fact, change, effect, event or occurrence has a disproportionate effect on the Company or the Buyer, as the case may be, and their respective Subsidiaries and Joint Ventures, taken as a whole, compared with other companies operating in the same industry.

“Material Contracts” means (a) each Contract that has been filed by Company with the SEC as a material contract pursuant to Item 601(b)(10) of Regulation S-K and (b) each Contract set forth on Section 4.16(a) of the Company Disclosure Schedule.

“Newbuildings” means vessels under construction or newly constructed for the Company or any of its Subsidiaries or Joint Ventures, other than Owned Vessels.

“NYSE” means the New York Stock Exchange.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust, competition or investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Permit” means any authorization, approval, consent, easement, variance, exception, accreditation, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer or Merger Sub and (g) Liens set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person. For the avoidance of doubt, the term Subsidiary shall not include Joint Ventures.

“Subsidiary Stock” means the capital stock of any Subsidiary of the Company.

“Superior Proposal” means any offer for a transaction that did not result from a breach of Section 7.10 and that, if consummated, would result in a third party (or in the case of a direct merger between such third party or a Subsidiary of such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 75% of the voting power of the Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of the Company and its Subsidiaries for consideration consisting of cash and/or securities payable to holders of shares of Common Stock that the Company Board determines in good faith, after consultation with its legal and financial advisors, to be more favorable to holders of the Common Stock than the Merger, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Buyer in response to such Superior Proposal or otherwise.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Transaction Proposal” means any inquiry, proposal or offer or public announcement by any Person other than the Buyer or any of its controlled Affiliates relating to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 20% or greater economic or voting interest in the Company, or (y) the assets, securities or other ownership interests of or in the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement.

“Vessels” means Owned Vessels and Leased Vessels.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (x) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section

Acquisition Agreement	Section 7.10(c)
Agreement	Preamble
Amended Articles	Section 7.7
Articles of Merger	Section 2.3
Benefits Continuation Period	Section 7.11(a)
Board Recommendation	Section 4.4(b)
Book-Entry Shares	Section 3.4(b)
Buyer	Preamble
Buyer Board	Recitals
Buyer Confidentiality Agreement	Section 7.9(c)
Buyer Disclosure Schedule	Article V
Buyer Options	Section 5.3(c)
Buyer SEC Reports	Section 5.6(a)
Buyer Stock Plans	Section 5.3(b)
Buyer Termination Expenses	Section 9.2(c)
Buyer Breach Fee	Section 9.2(c)
Buyer Vessels	Section 5.11(a)
Certificates	Section 3.4(b)

Change in Recommendation	Section 7.10(c)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Board	Recitals
Company Breach Fee	Section 9.2(c)
Company Disclosure Schedule	Article IV
Company Employees	Section 7.11(a)
Company-Leased Real Property	Section 4.12(b)
Company-Owned Intellectual Property	Section 4.14(b)
Company Rights	Section 4.3(a)
Company Stockholders	Recitals
Debt Financing	Section 5.8
Debt Financing Commitments	Section 5.8
Dissenting Shares	Section 3.2(a)
Effective Time	Section 2.3
Environmental Laws	Section 4.20
ERISA	Section 4.18(d)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(a)
Excluded Shares	Section 3.1(b)
Expenses	Section 10.12
Fairness Opinion	Section 4.4(c)
Financing Termination Fee	Section 9.2(c)
Indemnified Parties	Section 7.12 (a)
Intellectual Property	Section 4.14(a)
Leased Vessels	Section 4.13(a)
Merger	Recitals
Merger Consideration	Section 3.1(c)
Merger Sub	Preamble
MIBCA	Recitals
Owned Vessels	Section 4.13(a)
Policies	Section 4.21
Proxy Statement	Section 7.1(a)
Real Property Leases	Section 4.12(b)
Registration Statement	Section 7.1(a)

Rights Plan	Section 4.3(a)
SEC Reports	Section 4.6(a)
Special Meeting	Section 7.1(a)
Stock Consideration	Section 3.1(c)
Stock Plans	Section 4.3(b)
Stockholder Approval	Section 4.4(d)
Surviving Corporation	Section 2.1
Termination Date	Section 9.1
Termination Fee	Section 9.2(c)
Voting Agreements	Recitals
Warrant Agreements	Section 4.3(b)
Warrants	Section 4.3(b)

ARTICLE II

THE TRANSACTIONS

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MIBCA, at the Effective Time, (a) Merger Sub will be merged with and into the Company and (b) the separate existence of Merger Sub will cease and the Company will continue its corporate existence under Marshall Islands law as the surviving corporation in the Merger and will continue under the name “Bird Acquisition Corp.” (the “Surviving Corporation”).

SECTION 2.2 Closing. The consummation of the Merger (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. New York City time, on a date to be specified by the Company and the Buyer which will be no later than two Business Days immediately following the day on which the last of the conditions to Closing contained in Article VIII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, on or prior to the Closing Date, the Company and Merger Sub will execute and file articles of merger (the “Articles of Merger”) with the Registrar or Deputy Registrar of Corporations of the Marshall Islands and will make all other filings and recordings required by the MIBCA in connection with the Merger. The Merger will become effective when the Articles of Merger have been duly filed with the Registrar or Deputy Registrar of Corporations of the Marshall Islands or at such other subsequent date or time as the Buyer and the Company may agree and specify in the Articles of Merger in accordance with the MIBCA (the date and time the Merger becomes effective, the “Effective Time”).

SECTION 2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the MIBCA, including the effects set forth in Section 97 of the MIBCA.

SECTION 2.5 Articles of Incorporation. The articles of incorporation of the Company will be amended as a result of the Merger, at the Effective Time, to read in its entirety as the articles of incorporation of Merger Sub, until thereafter amended in accordance with such articles of incorporation and applicable Law.

SECTION 2.6 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the articles of incorporation of the Surviving Corporation, such bylaws and applicable Law.

SECTION 2.7 Directors. The Persons set forth on Exhibit A will be the initial directors of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation and with applicable Law.

SECTION 2.8 Officers. The Persons set forth on Exhibit B will be the initial officers of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE III

EFFECT OF MERGER ON CAPITAL STOCK

SECTION 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Buyer, Merger Sub or any other Person:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Excluded Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (i) that is owned by the Company or any of its wholly-owned Subsidiaries or (ii) that is owned by the Buyer or Merger Sub (collectively, the “Excluded Shares”) will automatically be canceled, retired and cease to exist without payment of any consideration with respect thereto.

(c) Conversion of Company Common Stock. Each share of Common Stock (including restricted stock granted under the Stock Plans) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) that fraction of a validly issued, fully paid and non-assessable share of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) and (ii) an amount in cash, without interest, equal to the Cash Consideration (the Cash Consideration, together with the

Stock Consideration, the “Merger Consideration”), whereupon such shares of Common Stock will no longer be outstanding, and each holder of a Certificate or Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.4. The Stock Consideration using the Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Buyer Common Stock.

SECTION 3.2 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Stockholders who are entitled to elect, and have properly elected, to dissent pursuant to Section 101 of the MIBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration with respect thereto, unless and until such Company Stockholders fail to perfect their right to dissent under applicable Law or otherwise lose their right to payment as dissenting stockholders under the MIBCA, but, instead, such Company Stockholders will be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 101 of the MIBCA. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any such Company Stockholders fail to perfect or effectively withdraw or lose such right to dissent, each share of Common Stock held by such Company Stockholder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration with respect thereto, in the manner provided for in Section 3.1, without interest or dividends thereon.

(b) The Company will give Buyer (i) prompt notice of any elections to dissent filed pursuant to Section 101 of the MIBCA received by the Company, withdrawals of such elections and any other instruments served or delivered in connection with such elections pursuant to the MIBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to elections under Section 101 of the MIBCA consistent with the obligations of the Company thereunder. Neither the Company nor the Surviving Corporation will, except with the prior consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.3 Withholding Rights. The Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent (as applicable).

SECTION 3.4 Exchange of Certificates.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, the Buyer will designate a bank or trust company (which bank or trust company will be reasonably acceptable to the Company) to act as exchange and payment agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the applicable Merger Consideration set forth in Section 3.1(c). At or prior to the Effective Time, the Buyer shall have deposited or caused to be deposited with the Exchange Agent (1) the number of fully paid, non-assessable shares of Buyer Common Stock equal to the number of shares of Common Stock (including restricted stock granted under the Stock Plans) outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) multiplied by the Exchange Ratio and (2) an amount of cash equal to the number of shares of Common Stock (including restricted stock granted under the Stock Plans) outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) multiplied by the Cash Consideration (such Buyer Common Stock and cash deposited by the Buyer are referred to collectively as the “Exchange Fund”) and the Buyer will deposit into the Exchange Fund from time to time an amount in cash sufficient to pay any cash payable in lieu of fractional shares of Buyer Common Stock pursuant to Section 3.4(e) and any dividends or other distributions payable with respect to Buyer Common Stock to which the holders of Certificates or Book-Entry Shares of Common Stock may be entitled to receive pursuant to Section 3.4(c). The amount of any cash deposited into the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, that such investments will be (A) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (B) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (C) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, that no such investment or losses thereon will affect the Merger Consideration payable to former Company Stockholders under this Agreement, and the Buyer will promptly provide, or will cause the Surviving Corporation to promptly provide, additional funds to the Exchange Agent for the benefit of the former Company Stockholders in the amount of any such losses. The Exchange Fund will not be used for any other purpose, except as provided in the Agreement.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in any event, no later than five Business Days after the Effective Time), the Surviving Corporation will cause the Exchange Agent to mail to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (including restricted stock granted under the Stock Plans) (other than shares of Common Stock owned by the Buyer or Merger Sub or any of their respective Subsidiaries or Dissenting Shares) (the “Certificates”) or (ii) shares of Common Stock represented by book-entry (the “Book-Entry Shares”), (x) a form of letter of transmittal for use in effecting the surrender of Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (y) instructions for use in effecting the surrender of such Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock in exchange for the Merger Consideration therefor. Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent will distribute from the Exchange Fund to the holder of a Certificate or of Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration for each share of Common Stock formerly evidenced by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share will forthwith be canceled. No interest will be paid or will accrue on any portion of the Merger Consideration consisting of a cash payment in respect of any Certificate or Book-Entry Share. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

(c) Dividends on Buyer Common Stock. Any dividend or other distribution declared or made after the date of this Agreement with respect to Buyer Common Stock with a record date after the Effective Time shall include a dividend or other distribution in respect to all whole shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such holder surrenders such Certificates or Book-Entry Shares in accordance with this Section 3.4. Following the surrender of such Certificates or Book-Entry Shares, there shall be paid to the record holder thereof, without interest, at the time of surrender the amount of any dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares of Buyer Common Stock.

(d) Termination of Exchange Fund. Promptly following the one year anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any shares of Buyer Common Stock and any cash amounts remaining in the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Exchange Agent in respect of all cash amounts made available to it), and thereafter such holders who have not received the Merger Consideration therefor may surrender such Certificate or, in the case of Book-Entry Shares, such shares of Common Stock to the Surviving Corporation and, subject to abandoned property, escheat and other similar Laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Certificates or, in the case of Book-Entry Shares, such shares of Common Stock held by them, without interest or dividends thereon.

(e) Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Buyer Common Stock and no certificates or other evidence of ownership thereof will be issued in connection with the Merger; instead the Buyer will pay to each holder of Common Stock who would otherwise be entitled to a fractional share of Buyer Common Stock (after taking into account and aggregating all shares or fractional shares of Common Stock to which such holder is entitled) an amount in cash (without interest) determined by multiplying such fraction of a share of Buyer Common Stock by the Buyer Common Stock Value.

(f) No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of a Certificate or, in the case of Book-Entry Shares, such shares of Common Stock in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate or book-entry. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such shares of Common Stock are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided in this Article III.

(g) No Liability. To the fullest extent permitted by applicable Law, none of Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any Company Stockholder or other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(h) Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, the Surviving Corporation or Exchange Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Common Stock previously evidenced by such lost, stolen or destroyed Certificate; provided, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to such Certificate.

SECTION 3.5 Certain Adjustments. If, between the date of this Agreement and the Effective Time, (i) the outstanding Buyer Common Stock or Common Stock shall have been changed into a different number of shares or different class by reason of any reorganization, reclassification, recapitalization, stock split, split-up, combination or exchange of shares or other similar transaction or (ii) a stock dividend or dividend payable in any securities (including any dividend or distribution of securities convertible into Buyer Common Stock) shall be declared with a record date within such period, or any similar event shall have occurred, then the Stock Consideration shall be appropriately adjusted to provide to the holders of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub that each statement contained in this Article IV is true and correct, except as set forth (i) in the SEC Reports filed prior to the date hereof (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature) or (ii) in the Schedules accompanying this Agreement (collectively, the “Company Disclosure Schedule”). The Company Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement. Each section or subsection of the Company Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section or subsection of the Company Disclosure Schedule to the extent that it is reasonably apparent that such information is relevant to such other section or subsection.

SECTION 4.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable), in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.2 Subsidiaries; Joint Ventures.

(a) A true and complete list of each Subsidiary of the Company, together with the jurisdiction of incorporation or formation of each such Subsidiary, the authorized and issued capital stock or other ownership interest of each such Subsidiary and the name of each holder thereof is set forth in Section 4.2(a) of the Company Disclosure Schedule. A true and complete list of each Joint Venture, together with the ownership interest of the Company therein, the jurisdiction of formation of each such Joint Venture, and the identity and ownership interest of the Persons that are the other joint venture partners therein, is set forth on Section 1.1(a) of the Company Disclosure Schedule. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company and each Joint Venture, to the extent owned by the Company, are owned, directly or indirectly, by the Company, free and clear of any Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company,

any of the Joint Ventures owns, directly or indirectly, any equity or other ownership interest in any Person, except for the Subsidiaries of the Company and the Joint Ventures. Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Person.

(b) Each Subsidiary of the Company and, to the Knowledge of the Company, each Joint Venture is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary of the Company and, to the Knowledge of the Company, each Joint Venture is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 100,000 shares have been designated Series A Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of rights distributed to the holders of Common Stock pursuant to the Rights Agreement, dated as of November 12, 2007, as amended (the “Rights Plan”), between the Company and Computershare Trust Company, N.A., as rights agent (the rights issued to the holders of Common Stock pursuant to the Rights Plan are referred to as the “Company Rights”). As of January 25, 2008, (i) 57,925,194 shares of Common Stock (including 1,407,650 shares of restricted stock) were issued and outstanding, (ii) no shares of Common Stock were held in the treasury of the Company and (iii) no shares of Preferred Stock were issued and outstanding.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth (i) all plans or agreements (the “Stock Plans”) pursuant to which the Company or any of its Subsidiaries has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of the Company or any such Subsidiary; (ii) any agreements pursuant to which the Company or any of its Subsidiaries has issued warrants to purchase capital stock of the Company or any such Subsidiary (such agreements, the “Warrant Agreements”); (iii) the number of shares of Common Stock reserved for issuance under the Stock Plans as of January 25, 2008; (iv) the number of shares of restricted stock of the Company outstanding as of January 25, 2008; and (v) all other rights to purchase or receive shares of Common Stock, except as set forth in Section 4.3(a). Except as set forth in Section 4.3(a) and in Section 4.3(b) of the Company Disclosure Schedule, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Company Stockholders on any matter. Except as set forth in Section 4.3(a), Section 4.3(b) or in Section 4.3(b) of the Company Disclosure Schedule, there are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any such Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to enter into any such Contract. From the close of business on January 25, 2008, no options or warrants to purchase shares of Common Stock or Preferred Stock have been granted and no shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued upon the exercise of any options, warrants issued pursuant to the Warrant Agreements (the “Warrants”) or rights granted under the Stock Plans in accordance with their terms (and the issuance of Company Rights attached to such shares of Common Stock).

(c) All issued and outstanding shares of Common Stock and all issued and outstanding shares of Subsidiary Stock are, and all shares of Common Stock that may be issued pursuant to the exercise of Warrants or the rights or agreements set forth in Section 4.3(b) of the Company Disclosure Schedule, will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and non-assessable, and were issued free of preemptive rights. There are no securities or other instruments or obligations of the Company or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or any such Subsidiary or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company Stockholders or any stockholder (or its equivalent) of a Subsidiary may vote. All capital stock and other securities of the Company and its Subsidiaries have been issued in compliance with the Securities Act and the rules and regulations promulgated thereunder and all applicable foreign and state securities or “blue sky” laws.

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, there are no outstanding obligations or Contracts, contingent or otherwise, obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any such Subsidiary. Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, there are no voting trusts, registration rights agreements or stockholder agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or a Subsidiary of the Company or with respect to the granting of registration rights for any of the capital stock of the Company or any of its Subsidiaries. Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, there are no rights plans affecting the Company or any of its Subsidiaries. There are no Contracts obligating the Company or any of its Subsidiaries to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

(e) Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

SECTION 4.4 Authorization; Board Recommendation; Fairness Opinion; Stockholder Approval.

(a) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action (including the approval of the Company Board) and no other action is necessary on the part of the Company or any of its Subsidiaries or Joint Ventures to authorize this Agreement or to consummate the transactions contemplated hereby (other than the Stockholder Approval and compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (v)). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) The Company Board, at a meeting duly called and held, by a unanimous vote, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) resolved to submit this Agreement to and recommend authorization and approval of this Agreement by the Company Stockholders and (iv) approved the Voting Agreements and the transactions contemplated thereby (collectively, the “Board Recommendation”).

(c) The Company Board has received the written opinion, dated as of the date of this Agreement (the “Fairness Opinion”), of Citigroup Global Markets Inc., a financial advisor to the Company, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair to the Company Stockholders from a financial point of view. The Company has received the approval of Citigroup Global Markets Inc. to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Citigroup Global Markets Inc.’s review of the Proxy Statement.

(d) The authorization and approval of this Agreement by the holders of a majority in voting power of the outstanding shares of Common Stock (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the Merger.

SECTION 4.5 Noncontravention.

(a) None of the execution and delivery of this Agreement, the execution and delivery of the Voting Agreements, nor the consummation of the Merger and the other transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, any of its Subsidiaries, (ii) assuming compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (v), violate any Law applicable to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures on the date hereof, (iii) require any filing or registration with, or the giving of any notice to, any Governmental Entity, or (iv) other than as set forth in Section 4.5(a) of the Company Disclosure Schedule, result in a violation or breach of, conflict with, constitute a default under or otherwise violate any Material Contract, except in the case of clauses (ii) through (iv) to the extent that any such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the execution and delivery of this Agreement, the execution and delivery of the Voting Agreements, nor the consummation of the Merger and the other transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time or both, and the performance of this Agreement by the Company will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), (ii) the filing of applications for delisting of the Common Stock with the Nasdaq Global Select Market, (iii) such filings as may be required under the HSR Act or the Other Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the MIBCA and by relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Articles of Merger), (v) the filings set forth in Section 4.5(b) of the Company Disclosure Schedule and (vi) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.6 SEC Filings.

(a) Since July 14, 2005, the Company and each Subsidiary thereof has timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “SEC Reports”). Each of the SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Company’s SEC Reports made after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the SEC Reports, as amended prior to the date hereof, contained, and in the case of the Company’s SEC Reports made after the date hereof, none of such SEC Reports will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or its Subsidiaries.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. The Company and each of its Subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to comply with all legal and accounting requirements applicable to the Company and such Subsidiary as required by Rule 13a-15(a) under the Exchange Act. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

SECTION 4.7 Financial Statements.

(a) The audited consolidated financial statements (including the related notes and schedules) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods.

(b) The unaudited consolidated financial statements (including the related notes and schedules) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2007 (i) complied, or financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods subject to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience and the absence of full footnote disclosure.

SECTION 4.8 Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by the Company, each of its Subsidiaries and, to the Knowledge of the Company, each of its Joint Ventures have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. All material Taxes that are due and payable have been paid.

(b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no audit or other proceeding pending against or with respect to the Company or any of its Subsidiaries or Joint Ventures, with respect to any material amount of Tax. There are no material Liens on any of the assets of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Joint Ventures that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of its Joint Ventures has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Joint Ventures has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes.

(e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Joint Ventures is a party to any Tax allocation or sharing agreement.

(f) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries and/or its Joint Ventures are the only members).

(g) No written claim has ever been made by any Taxing authority in a jurisdiction where the Company or any of its Subsidiaries or Joint Ventures does not file Tax Returns that the Company or any of its Subsidiaries or Joint Ventures is or may be subject to taxation by that jurisdiction.

SECTION 4.9 Compliance with Laws; Orders; Permits.

(a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and since July 14, 2005 has been, and, to the Knowledge of the Company, each of the Joint Ventures is and since their respective formation, have been, in compliance with all Laws, Orders and Permits to which the Company or such Subsidiary or Joint Venture, or any of its or their Vessels or other material assets, is subject (including Maritime Guidelines), except where such failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Ventures owns, holds, possesses or lawfully uses in the operation of its business all Permits (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted, except where the failure to own, hold, possess or lawfully use such Permit has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.10 No Undisclosed Liabilities. Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (a) are accrued or reserved against in the most recent balance sheet included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since the date of the most recent balance sheet included in the SEC Reports, (c) are obligations of the Company or its Subsidiaries incurred as a result of entering into the Agreement (other than those of Section 6.1(a)) or performing the obligations contemplated hereby, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (e) has not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.11 Tangible Personal Assets. The Company, its Subsidiaries and, to the Knowledge of the Company, its Joint Ventures, in the aggregate, have good and valid title to, or a valid interest in, all of their respective tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company or any Subsidiary or Joint Venture to conduct its business as currently conducted.

SECTION 4.12 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures owns any real property.

(b) Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures is either lessor or lessee (the “Company-Leased Real Property”). The Company has heretofor made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Company, (i) all Real Property Leases are valid and binding Contracts of the Company or one of its Subsidiaries or Joint Ventures, and are in full force and effect (except for those that have terminated or will terminate by their own terms), in each case, except where such failure to be valid, binding or in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, nor any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures have not subleased, licensed or otherwise granted any Person the right to use or occupy such Company-Leased Real Property or any portion thereof.

SECTION 4.13 Vessels; Maritime Matters.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a list of all vessels owned by the Company or any of its Subsidiaries or Joint Ventures (the “Owned Vessels”) or leased or chartered-in by the Company or any of its Subsidiaries pursuant to leaseback or charter arrangements (the “Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number and flag state of each Owned Vessel and Leased Vessel. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, each Vessel is operated in compliance with all Maritime Guidelines and Laws, except where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures are qualified to own and operate the Owned Vessels under applicable Laws, including the Laws of each Owned Vessel’s flag state, except where such failure to be qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, each Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or a classification society which is a full member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the Knowledge of the Company, (i) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (ii) is free of average damage affecting its class.

(c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, with respect to each of the Owned Vessels, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Vessel and has good title to such Vessel free and clear of all Liens other than Permitted Liens.

SECTION 4.14 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, computer software and databases, including copyright registrations, copyright applications and unregistered common law copyrights; (v) any data or confidential information in connection with items (i) – (iv); and (vi) all licenses for the Intellectual Property listed in items (i) – (v) above.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or any of its Subsidiaries (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property. No Company-Owned Intellectual Property has been abandoned in the last 180 days, except to the extent that such abandonment would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or, to the Knowledge of the Company, are threatened that challenge the rights of the Company or any of its Subsidiaries in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Company, neither the use of the Company-Owned Intellectual Property as currently used by the Company and its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company and any of its Subsidiaries, infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth on Section 4.14(e) of the Company Disclosure Schedule all material information technology systems in production use by the Company and its Subsidiaries are currently operating in substantial compliance with all applicable system design and functional specifications except where such failure to be operating would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.15 Absence of Certain Changes or Events. Except as set forth in Section 4.15 of the Company Disclosure Schedule, since September 30, 2007 (a) the Company and its Subsidiaries and Joint Ventures have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.16 Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures is a party as of the date of this Agreement (other than this Agreement, the Real Property Leases, the Company Benefit Plans, the Policies, the Contracts set forth on Section 4.19 of the Company Disclosure Schedule and Contracts filed by the Company with the SEC as a material contract pursuant to Item 601(b)(10) of Regulation S-K):

(i) each Contract that (A) has been or (B) would be required to be, but has not been, filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii) each Contract not contemplated by this Agreement that materially limits the ability of the Company or any of its Subsidiaries or Joint Ventures to engage or compete in any manner with the business presently conducted by the Company or any of its Subsidiaries or Joint Ventures;

(iii) each Contract that creates a material partnership or material joint venture with respect to the Company or any of its Subsidiaries or Joint Ventures;

(iv) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000,000;

(v) each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, including any vessel, other than this Agreement;

(vi) each material ship-sales, memoranda of agreement or other vessel acquisition Contract for Newbuildings and secondhand vessels contracted for by the Company (other than Owned Vessels) and other material Contracts with respect to Newbuildings and the financing thereof, including performance guarantees, refund guarantees and future charters;

(vii) each material Contract pursuant to which an Owned Vessel is leased or chartered by the Company to a third party, including all bareboat charters in connection with the Leased Vessels;

(viii) each material operating agreement, management agreement, crewing agreement, Contract of affreightment or financial lease (including sale/leaseback or similar arrangements) with respect to any Vessel;

(ix) each Contract, including any option, with respect to the purchase or sale of any vessel;

(x) each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, to the Knowledge of the Company, Joint Ventures to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xi) each voting agreement or registration rights agreement;

(xii) each management service, consulting, financial advisory or other similar type Contract with any investment or commercial bank; and

(xiii) each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the Joint Ventures.

(b) The Company has heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.16(a) of the Company Disclosure Schedule. All Material Contracts are in full force and effect (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms), in each case, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Material Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract is in material breach of or in default under such Material Contract, except where such breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Joint Ventures has received notice of breach or termination (or proposed breach or termination) of any Material Contract terms, except where such breach or termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.17 Litigation. Except as set forth in Section 4.17 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or Joint Ventures that (a) challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.17 of the Company Disclosure Schedule, no officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, Joint Ventures is a defendant in any Action commenced by any stockholder of the Company or any of its Subsidiaries with respect to the performance of his duties as an officer or a director of the Company or any such Subsidiary or Joint Venture under any applicable Law. Except as set forth in Section 4.17 of the Company Disclosure Schedule, there is no material unsatisfied judgment, penalty or award against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Joint Ventures. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, its Joint Ventures, is subject to any Orders that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.18 Employee Benefits.

(a) Section 4.18(a) of the Company Disclosure Schedule includes a list of all Company Benefit Plans. The Company has delivered or made available to the Buyer copies of each Company Benefit Plan or, in the case of any unwritten Company Benefit Plans, a summary thereof.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, each Company Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, except for instances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and, to the Knowledge of the Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid or made in accordance with the terms of such Company Benefit Plan and the terms of all applicable Laws and any related agreement.

(d) Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries nor any of the Joint Ventures, nor any employer, whether or not incorporated, that would be treated together with the Company or any such Subsidiary or any Joint Venture as a single employer within the meaning of Sections 414 (b) or (c) of the Code, has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “employee benefit plan,” within the meaning of Section 3.(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is covered by ERISA.

(e) None of the Company nor any of its Subsidiaries nor any Joint Venture has incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.

SECTION 4.19 Labor and Employment Matters. The Company and all of its Subsidiaries and, to the Knowledge of the Company, all of the Joint Ventures have complied with all labor and employment Laws, including, all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy, except where failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.19 of the Company Disclosure Schedule sets forth a complete list of all employment agreements that obligate the Company or any of its Subsidiaries to pay an annual aggregate employment compensation in the form of salary and bonus in excess of $250,000 or its equivalent in foreign currency and to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, there are no pending, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. There has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down within the past three years in respect of the Company or any of its Subsidiaries, except where such strike, dispute, work stoppage, request, picket or work slow-down that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives. To the Knowledge of the Company there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of the Company or any of its Subsidiaries.

SECTION 4.20 Environmental. Except (i) as set forth in Section 4.20 of the Company Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Ventures is in compliance with all applicable Laws and Maritime Guidelines relating to protection of the environment (“Environmental Laws”), (b) the Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Ventures possesses and is in compliance with all Permits required under Environmental Law for the conduct of their respective operations and (c) there are no actions pending against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures alleging a violation of any Environmental Law.

SECTION 4.21 Insurance. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of each material insurance policy and fidelity bond that covers the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures or their respective businesses, properties, assets, directors, officers or employees (the “Policies”). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material claims by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 4.22 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed with the SEC and at the time of the Special Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Buyer or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.23 Fees.

(a) Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement. The Company has furnished to the Buyer true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

(b) Section 4.23(b) of the Company Disclosure Schedule sets forth the Company’s good faith estimate of the maximum amount of fees and commissions (but not out-of-pocket expenses or disbursements) for which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture will be liable in connection with the Agreement or the transactions contemplated hereby to any accountant, broker, financial advisor, consultant or legal counsel retained by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Joint Venture.

SECTION 4.24 Takeover Statutes; Rights Plan.

(a) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger, the Voting Agreements and the other transactions contemplated hereby and thereby from, and this Agreement, the Merger, the Voting Agreements and the other transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity or contained in the Company’s articles of incorporation.

(b) The Company has taken all action, if any, necessary or appropriate so that the execution of this Agreement, the Voting Agreements and the Merger and the consummation of the transactions contemplated hereby and thereby do not and will not result in the distribution of the Company Rights under the Rights Plan or the ability of any Person to exercise any Company Rights under the Rights Plan.

SECTION 4.25 Interested Party Transactions. Except as set forth in Section 4.25 of the Company Disclosure Schedule, (a) there are no material Contracts or Liabilities between the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures, on the one hand, and any other Affiliate of any of the Company, its Subsidiaries or the Joint Ventures, on the other hand, other than Contracts or Liabilities arising out of employment arrangements disclosed in the Company Disclosure Schedule, (b) there are no Contracts or Liabilities between the Company or any of its Subsidiaries or any other equity holder, director, officer or employee of any Joint Venture, on the one hand, and any Joint Venture, on the other hand, and (c) neither any Affiliate of the Company nor any of its Subsidiaries nor, to the

Knowledge of the Company, any of the Joint Ventures possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of the Company or any of its Subsidiaries, any of the Joint Ventures or, to the Knowledge of the Company, any Person that is the beneficial owner of more than 5% of Common Stock. Since July 14, 2005, no event has occurred that would be required to be reported by the Company under Item 404 of Regulation S-K promulgated by the SEC which has not been so reported.

SECTION 4.26 Certain Business Practices. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company and its directors) any director, officer, agent or employee of the Company or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures, (b) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (c) made any other unlawful payment.

SECTION 4.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, each of Buyer and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or Joint Ventures or with respect to any other information provided to Buyer or Merger Sub in connection with the transactions contemplated by this Agreement. Except in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Merger Sub or any other Person resulting from the distribution to Buyer or Merger Sub, or Buyer’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub jointly and severally represent and warrant to the Company that each statement contained in this Article V is true and correct, except as set forth (i) in the Buyer SEC Reports filed prior to the date hereof (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature) or (ii) in the Schedules accompanying this Agreement (collectively, the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement. Each section or subsection of the Buyer Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section or subsection of the Buyer Disclosure Schedule to the extent that it is reasonably apparent that such information is relevant to such other section or subsection.

SECTION 5.1 Organization, Qualification and Corporate Power. The Buyer is a Liberian corporation, duly organized, validly existing and in good standing under the Laws of the Republic of Liberia. Merger Sub is a non-resident domestic corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. Each of the Buyer, its Subsidiaries and Merger Sub has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Buyer and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.2 Subsidiaries. Except as set forth in Section 5.2 of the Buyer Disclosure Schedule, all of the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Buyer are owned, directly or indirectly, by the Buyer, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 5.2 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interest in any Person, except for the Subsidiaries. Except as set forth in Section 5.2 of the Buyer Disclosure Schedule, the Buyer is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Person.

SECTION 5.3 Capitalization.

(a) The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock, 1,000,000 shares of Buyer B Stock and 5,000,000 shares of Buyer Preferred Stock. As of January 25, 2008, (i) 19,893,572 shares of Buyer Common Stock (including shares of restricted stock) were issued and outstanding, (ii) 135,326 shares of Buyer B Stock were issued and outstanding, (iii) 78,650 shares of Buyer Common Stock were held in the treasury of the Buyer, (iv) 588 shares of Buyer B Stock were held in the treasury of the Buyer and (v) no shares of Preferred Stock were issued and outstanding.

(b) Section 5.3(b) of the Buyer Disclosure Schedule sets forth (i) all plans or agreements (the “Buyer Stock Plans”) pursuant to which the Buyer or any of its Subsidiaries has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of the Buyer or any such Subsidiary; (ii) the number of shares of Buyer Common Stock reserved for issuance under the Buyer Stock Plans as of January 25, 2008; (iii) the number of shares of restricted stock of the Buyer outstanding as of January 25, 2008; and (iv) all other rights to purchase or receive shares of Buyer Common Stock, except as set forth in Section 5.3(a). Except as set forth in Section 5.3(a) and in Section 5.3(b) of the Buyer Disclosure Schedule, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Buyer or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Buyer or any of its Subsidiaries. Except as set forth in Section 5.3(a), Section 5.3(b) or in Section 5.3(b) of the Buyer Disclosure Schedule, there are no Contracts of any kind to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries is bound, obligating the Buyer or any such Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Buyer or any of its Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Buyer or any of its Subsidiaries, or obligating the Buyer or any of its Subsidiaries to enter into any such Contract. Except as set forth in Section 5.3(b) of the Buyer Disclosure Schedule and except for options or warrants to purchase shares of Buyer Common Stock or shares of Buyer Common Stock issued in connection with the Buyer 2007 performance in an amount not to exceed 350,000 shares, from the close of business on January 25, 2008, no options or warrants to purchase shares of Buyer Common Stock or Buyer Preferred Stock have been granted and no shares of Buyer Common Stock or Buyer Preferred Stock have been issued other than shares of Buyer Common Stock issued upon the exercise of any options or rights granted under the Buyer Stock Plans in accordance with their terms.

(c)(i) All options, warrants and other rights to purchase or receive shares of Buyer Common Stock set forth in Section 5.3(a) and Section 5.3(b) of the Buyer Disclosure Schedule (collectively, the “Buyer Options”) were properly accounted for on the books and records of the Buyer; (ii) each grant of Buyer Options was made in accordance with the terms of the applicable Buyer Stock Plan and any applicable laws and regulatory rules or requirements; (iii) each grant of Buyer Options has a grant date identical to the date on which such Buyer Option was actually granted; (iv) each grant of Buyer Options qualifies for the tax and accounting treatment afforded to such Buyer Option in the Buyer’s Tax Returns and the Buyer’s financial statements, respectively; (v) each grant of Buyer Options was duly authorized no later than the date on which the grant of such Buyer Options was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Buyer Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents; and (vi) the per share exercise price of each Buyer Option was determined in accordance with the applicable Buyer Stock Plan and, to the extent required pursuant to the terms of the applicable Buyer Stock Plan, was equal to the fair market value of a share of Buyer Common Stock (determined in accordance with the applicable Buyer Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

(d) Except as set forth in Section 5.3(d) of the Buyer Disclosure Schedule, all issued and outstanding shares of Buyer Common Stock and Buyer B Stock are, and all shares of Buyer Common Stock that may be issued pursuant to the exercise of the Buyer Options or the rights or agreements set forth in Section 5.3(b) of the Buyer Disclosure Schedule will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and non-assessable, and were issued free of preemptive rights. There are no securities or other instruments or obligations of the Buyer or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Buyer or any such Subsidiary or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Buyer Stockholders or any stockholder (or its equivalent) of a Subsidiary may vote. All capital stock and other equity ownership interests of the Buyer and its Subsidiaries have been issued in compliance with the Securities Act and the rules and regulations promulgated thereunder and all applicable foreign and state securities or “blue sky” laws, and none of the Buyer or its Subsidiaries has violated the Securities Act or any applicable foreign or state securities or “blue sky” laws in connection with the issuance of any capital stock and other securities of the Buyer and its Subsidiaries.

(e) Except as set forth in Section 5.3(e) of the Buyer Disclosure Schedule, there are no outstanding obligations or Contracts, contingent or otherwise, obligating the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Buyer or any such Subsidiary. Except as set forth in Section 5.3(e) of the Buyer Disclosure Schedule, there are no voting trusts, registration rights agreements or stockholder agreements to which the Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Buyer or a Subsidiary of the Buyer or with respect to the granting of registration rights for any of the capital stock of the Buyer or any of its Subsidiaries. Except as set forth in Section 5.3(e) of the Buyer Disclosure Schedule, there are no rights plans affecting the Buyer or any of its Subsidiaries. There are no Contracts obligating the Buyer or any of its Subsidiaries to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any Subsidiary of the Buyer.

(f) Except as set forth in Section 5.3(f) of the Buyer Disclosure Schedule, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Buyer or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(g) All shares of Buyer Common Stock that may be issued pursuant to this Agreement (including shares of Buyer Common Stock that will be issued to the Company Stockholders as part of the Stock Consideration) will be when issued in accordance with the terms hereof, duly authorized and validly issued, fully paid and non-assessable, will be free of preemptive rights and will be issued in compliance with the Securities Act and the rules and regulations promulgated thereunder and all applicable foreign and state securities or “blue sky” laws.

SECTION 5.4 Authorization. Each of the Buyer and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby (other than approval of the Amended Articles by the stockholders of the Buyer and compliance with the filing and notice requirements set forth in Sections 5.5(b)(i) through (v)). This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitute a legal, valid and binding obligation of each of the Buyer and Merger Sub, as applicable, enforceable against the Buyer and Merger Sub in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

SECTION 5.5 Noncontravention.

(a) None of the execution and delivery of this Agreement, or the consummation of the Merger and the other transactions contemplated hereby and thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer or Merger Sub, (ii) assuming compliance with the filing and notice requirements set forth in Sections 5.5(b)(i) through (v), violate any Law applicable to the Buyer or Merger Sub on the date hereof, (iii) require any filing or registration with, or the giving of any notice to, any Governmental Entity, or (iv) other than as set forth in Section 5.5(a) of the Buyer Disclosure Schedule, result in a breach of, conflict with, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Buyer or Merger Sub under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which the Buyer or Merger Sub is a party, or by which the Buyer or Merger Sub may be bound, excluding in the case of clause (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Buyer and Merger Sub does not, and the performance of this Agreement by the Buyer and Merger Sub will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), (ii) the filing of applications for delisting of the Common Stock with the Nasdaq Global Select Market, (iii) such filings as may be required under the HSR Act or the Other Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the MIBCA and by relevant authorities of other jurisdictions in which the Buyer is qualified to do business (including the filing of the Articles of Merger and the Amended Articles), (v) the filings set forth in Section 5.5(b) of the Buyer Disclosure Schedule and (vi) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.6 Buyer SEC Filings.

(a) Since January 1, 2005, the Buyer has timely filed or otherwise transmitted all forms, reports and documents required to be filed with the SEC under the Securities Act and the Exchange Act (collectively with any amendments thereto, the “Buyer SEC Reports”). Each of the Buyer SEC Reports, as amended prior to the date hereof, has complied, or in the case of the Buyer SEC Reports made after the date hereof, will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Buyer SEC Reports, as amended prior to the date hereof, contained, and in the case of the Buyer SEC Reports made after the date hereof none of such Buyer SEC Reports will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is required to file any forms, reports or other documents with the SEC. To the Knowledge of the Buyer, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations are pending or threatened, in each case regarding any accounting practices of the Buyer.

(b) The Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. The Buyer and each of its Subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to comply with all legal and accounting requirements applicable to the Buyer and such Subsidiary as required by Rule 13a-15(a) under the Exchange Act. The Buyer has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Buyer’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Buyer’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Buyer is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

SECTION 5.7 Financial Statements.

(a) The audited consolidated financial statements (including the related notes and schedules) included in the Buyer’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed with the SEC (i) complied, or, financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Buyer and its Subsidiaries as of the indicated dates and for the indicated periods.

(b) The unaudited consolidated financial statements (including the related notes and schedules) periodically included in the Buyer’s reports on Form 6-K filed with the SEC since January 1, 2007 (i) complied, or, in the case of the Buyer, financial statements filed after the date hereof and prior to the Effective Time will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, (ii) have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) on that basis, fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Buyer and its Subsidiaries as of the indicated dates and for the indicated periods subject to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience and the absence of full footnote disclosure.

SECTION 5.8 Financing. The Buyer has delivered to the Company true and complete copies of the commitment letter, dated as of December 27, 2007, between the Buyer and Nordea Bank Finland PLC, London Branch, Credit Suisse DVB Bank AG, Deutsche Bank AG Filiale Deutschlandgeschäft, General Electric Capital Corporation and National Bank of Greece (the “Debt Financing Commitments”), pursuant to which such lenders have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. None of the Debt Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect. The Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of the Buyer and Merger Sub and, to the Knowledge of the Buyer, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitments, together with cash on hand at the Buyer, will be sufficient for the Buyer and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all related fees and expenses payable by the Buyer and the Surviving Corporation. As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Debt Financing Commitments, and the Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to the Buyer on the Closing Date. The Buyer has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Debt Financing Commitments.

SECTION 5.9 Compliance with Laws; Orders; Permits.

(a) Except as set forth in Section 5.9(a) of the Buyer Disclosure Schedule, the Buyer and each of its Subsidiaries is and since January 1, 2005 has been in compliance with all Laws, Orders and Permits to which the Buyer or any of its material assets is subject (including Maritime Guidelines), except where such failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 5.9(b) of the Buyer Disclosure Schedule, the Buyer and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Permits (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted, except where the failure to own, hold, possess or lawfully use such Permit has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 No Undisclosed Liabilities. Except as set forth in Section 5.10 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries has any Liabilities, other than Liabilities that (a) are accrued or reserved against in the most recent balance sheet included in the Buyer SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since the date of the most recent balance sheet included in the Buyer SEC Reports, (c) are obligations of the Buyer incurred as a result of entering into this Agreement or performing the obligations contemplated hereby, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (e) have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11 Vessels; Maritime Matters.

(a) Except as set forth in Section 5.11(a) of the Buyer Disclosure Schedule, each vessel owned or leased by the Buyer or any of its Subsidiaries (the “Buyer Vessels”) is operated in compliance with all Maritime Guidelines and Laws, except where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer and each of its Subsidiaries are qualified to own and operate the Buyer Vessels, as applicable, under applicable Laws, including the Laws of each Buyer Vessel’s flag state, except where such failure to be qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Buyer Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or a classification society which is a full member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the Knowledge of the Buyer, (i) no event has occurred and no condition exists that would cause such Buyer Vessel’s class to be suspended or withdrawn, and (ii) is free of average damage affecting its class.

(c) Except as set forth in Section 5.11(c) of the Buyer Disclosure Schedule, either the Buyer or one of its Subsidiaries, as applicable, is the sole owner of each such Buyer Vessel and has good title to such Buyer Vessel free and clear of all Liens.

SECTION 5.12 Absence of Certain Changes or Events. Except as set forth in Section 5.12 of the Buyer Disclosure Schedule, since September 30, 2007 (a) the Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.13 Contracts. All material Contracts of the Buyer and its Subsidiaries are in full force and effect (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms), in each case, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Buyer nor any of its Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such material Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Buyer, no other party to any such material Contract is in material breach of or in default under such Material Contract, except where such breach or default has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Buyer, the Buyer has not received notice of breach or termination (or proposed breach or termination) of any Material Contract terms, except where such breach or termination has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.14 Litigation. Except as set forth in Section 5.14 of the Buyer Disclosure Schedule, there is no Action pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer or any of its Subsidiaries that (a) challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 5.14 of the Buyer Disclosure Schedule, as of the date hereof, no officer or director of the Buyer is a defendant in any Action commenced by any stockholder of the Buyer with respect to the performance of his duties as an officer or a director of the Buyer under any applicable Law. Except as set forth in Section 5.14 of the Buyer Disclosure Schedule, there is no material unsatisfied judgment, penalty or award against the Buyer or any of its Subsidiaries. Neither the Buyer nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.15 Employee Benefits.

(a) Except as set forth in Section 5.15(a) of the Buyer Disclosure Schedule, each Buyer Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, except for instances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Buyer Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and, to the Knowledge of the Buyer, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all benefits, contributions and premiums relating to each Buyer Benefit Plan have been timely paid or made in accordance with the terms of such Buyer Benefit Plan and the terms of all applicable Laws and any related agreement.

(c) None of the Buyer nor any of its Subsidiaries, nor any employer, whether or not incorporated, that would be treated together with the Buyer or any such Subsidiary as a single employer within the meaning of Sections 414 (b) or (c) of the Code, has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is covered by ERISA.

(d) Neither the Buyer nor any of its Subsidiaries has incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in,

any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) under ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.

SECTION 5.16 Labor and Employment Matters. The Buyer and all of its Subsidiaries have complied with all labor and employment Laws, including, all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy, except where failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Buyer, there are no pending , threatened, labor disputes, work stoppages, requests for representation, pickets, work slow downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Buyer or any of its Subsidiaries. There has been no material labor strike, dispute, work stoppage, request for representation, picket or work slow-down within the past three years in respect of the Buyer or any of its Subsidiaries, except where such strike, dispute, work stoppage, request, picket or work slow-down that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.17 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 5.18 Proxy Statement. None of the information supplied or to be supplied by the Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Buyer nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 5.19 Ownership of Common Stock. As of the date of this Agreement, none of the Buyer, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and none of the Buyer, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.

SECTION 5.20 Vote/Approval Required. No vote, consent, approval or other action of the holders of any class or series of capital stock of the Buyer is necessary or required by Law, the articles of incorporation or bylaws (or comparable organizational documents, as applicable) or the rules of the NYSE or otherwise to approve this Agreement or the Merger or the transactions contemplated hereby, other than approval of the Amended Articles by the stockholders of the Buyer. The vote or consent of the Buyer as the sole stockholder of Merger

Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 5.21 Fees.

(a) Merger Sub has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Company or any Subsidiary of the Company.

(b) Section 5.21(b) of the Buyer Disclosure Schedule sets forth the Buyer’s good faith estimate of the maximum amount of fees and commissions (but not out-of-pocket expenses or disbursements) for which the Buyer, Merger or any of their respective Subsidiaries will be liable in connection with the Agreement or the transactions contemplated hereby to any accountant, broker, financial advisor, consultant or legal counsel retained by the Buyer, Merger Sub, any of their respective Subsidiaries.

SECTION 5.22 Takeover Statutes. The Buyer has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Merger and the other transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity or contained in the Buyer’s articles of incorporation.

SECTION 5.23 Interested Party Transactions. Except as set forth in Section 5.23 of the Buyer Disclosure Schedule, (a) there are no material Contracts or Liabilities between the Buyer, on the one hand, and any other Affiliate of the Buyer, on the other hand, other than Contracts or Liabilities arising out of employment arrangements disclosed in the Buyer Disclosure Schedule, and (b) no Affiliate of the Buyer possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of the Buyer or, to the Knowledge of the Buyer, the beneficial owner of more than 5% of Buyer Common Stock. Since January 1, 2005, no event has occurred that would have been required to be reported by the Buyer under Item 404 of Regulation S-K promulgated by the SEC if Buyer had been subject to such reporting requirement during such period of time which has not been so reported.

SECTION 5.24 Certain Business Practices. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Buyer nor any of its Subsidiaries nor (to the Knowledge of the Buyer and its directors) any director, officer, agent or employee of the Buyer or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Buyer or any of its Subsidiaries, (b) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Buyer or any of its Subsidiaries unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (c) made any other unlawful payment.

SECTION 5.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Buyer, Merger Sub or any other person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 Operation of the Company’s Business.

(a) Except (i) as set forth in Section 6.1 of the Company Disclosure Schedule, (ii) as otherwise contemplated by this Agreement or disclosed in the SEC Reports filed prior to the date of this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company will, will cause each of its Subsidiaries to and will use commercially reasonable efforts to cause each of the Joint Ventures to, in all material respects, carry on its business in the ordinary course and in a manner consistent with past practice and to use commercially reasonable efforts to preserve substantially intact its present business organization and goodwill, keep available the services of its present officers and other key employees and to preserve its present relationships with customers, suppliers and other Persons with which it has a material business relationship.

(b) Without limiting the generality of Section 6.1(a), except (w) as set forth in Section 6.1 of the Company Disclosure Schedule, (x) as otherwise contemplated by this Agreement or disclosed in the SEC Reports filed prior to the date of this Agreement, (y) as required by applicable Law or (z) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company will not, and will cause each of its Subsidiaries not to, and will not direct or permit the Joint Ventures to, take any action or enter into any transaction that would result in any of the following:

(i) any change in the articles of incorporation, bylaws or other organizational or governing documents of the Company, any of its Subsidiaries or any of the Joint Ventures;

(ii) any issuance, sale or disposition of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, any capital stock of any class of, or any other ownership interest in (including but not limited to stock appreciation rights or phantom stock) the Company or any of its Subsidiaries or Joint Ventures (including the issuance or granting of stock options, restricted stock, restricted stock units or similar awards under the Stock Plans), except for (A) issuances of shares pursuant to the exercise of awards under the Stock Plans that are issued and outstanding prior to the date hereof or (B) issuances in accordance with the Rights Plan;

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than (A) quarterly cash dividends, (B) dividends payable to the Company or a wholly-owned Subsidiary of the Company by another wholly-owned Subsidiary of the Company or (C) dividends required by applicable Law;

(iv) any repurchase, reclassification, redemption, combination, splitting, subdivision, issuance or other acquisition of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other ownership interests of the Company or any of its Subsidiaries or any options or other rights to acquire any of the foregoing, other than in connection with the forfeiture or exercise of any stock option, restricted stock, restricted stock units, or similar awards under the Stock Plans;

(v) any incurrence, guarantee or assumption by the Company or any of its Subsidiaries or Joint Ventures of any indebtedness for borrowed money other than in the ordinary course of business, under existing debt facilities, in amounts and on terms consistent with past practice, in any event not to exceed $50 million in the aggregate;

(vi) any material change in any method of accounting, accounting principle or accounting practice by the Company or any of its Subsidiaries;

(vii) any settlement of a material Tax dispute or any change in the Tax elections made by the Company or any of its Subsidiaries or Joint Ventures or in any accounting method used by the Company or any of its Subsidiaries or Joint Ventures for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company or any of its Subsidiaries or Joint Ventures for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company or any of its Subsidiaries or Joint Ventures;

(viii) except in the ordinary course of business, (A) any adoption or material amendment of any Company Benefit Plan, (B) any entry into any collective bargaining agreement or any other type of collective agreement with any labor organization, union or any other type of local, national or supranational workers’ representatives, (C) any entry into an employment, severance, change-in-control or other similar agreement or arrangement (other than in the ordinary course of business to employees that are not directors or officers of the Company) or (D) any increase in the rate of compensation to any director, officer, employee or contractor’ in an amount that exceeds 10% of such Person’s current compensation; provided, that the Company or any of its Subsidiaries or Joint Ventures may (1) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (2) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(ix) any (A) acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or any property or assets of any Person, in each case with a value in excess of $25 million individually or $75 million in the aggregate, (B) any loan, advance, capital contribution to, or investment in, any other Person (other than a Person that is a wholly-owned Subsidiary of the Company as of the date hereof and other than incorporation of a wholly-owned Subsidiary of the Company), in each case with a value in excess of $25 million individually or $75 million in the aggregate, (C) disposition of, or creation of any lien or encumbrance on, any assets of the Company or any of its Subsidiaries or Joint Ventures (including the capital stock of any of its Subsidiaries) with a value in excess of $25 million individually or $75 million in the aggregate, except in the case of (A) and (C) for acquisition or dispositions pursuant to the existing Contracts set forth on Section 4.16(a) or 6.1(b)(ix) of the Company Disclosure Schedule;

(x) except in the ordinary course of business, (A) any entry into of any Contract of the type that would have been a Material Contract had it been entered into prior to or on the date hereof or (B) any material cancellation, material modification, termination or grant of waiver of any material rights under any Material Contract;

(xi) the settlement or compromise of any litigation against the Company or any of its Subsidiaries or Joint Ventures or any of their respective directors or officers other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company and any amounts paid or to be paid by insurance proceeds) in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(b)(xi) of the Company Disclosure Schedule;

(xii) any capital expenditures in excess of $25 million individually or $75 million in the aggregate, except for those capital expenditures set forth in Section 6.1(b)(xii) of the Company Disclosure Schedule;

(xiii) any failure to pay all premiums due and payable for material insurance policies and/or any failure to use commercially reasonable efforts to keep material insurance policies in full force and effect; or

(xiv) any entry into any agreement or commitment to do any of the foregoing.

(c) Each of the Company and its Subsidiaries agrees that, between the date of this Agreement and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, it shall not, directly or indirectly (i) take any action to, or fail to take any action where such failure to take action would, cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) take or fail to take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 6.2 Conduct of Business of the Buyer and Merger Sub Pending the Merger.

(a) Except (i) as set forth in Section 6.2(a) of the Buyer Disclosure Schedule, (ii) as otherwise contemplated by this Agreement or disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned), during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the Buyer will, and will cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course and in a manner consistent with past practice and to use commercially reasonable efforts to preserve substantially intact its present business organization and goodwill, keep available the services of its present officers and other key employees and to preserve its present relationships with customers, suppliers and other Persons with which it has a material business relationship.

(b) Each of the Buyer and Merger Sub agrees that, between the date of this Agreement and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, it shall not, directly or indirectly (i) take any action to, or fail to take any action where such failure to take action would, cause its representations and warranties set forth in Article V to be untrue in any material respect; or (ii) take or fail to take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 6.3 SEC Filings. Each of the Company and the Buyer will file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC between the date hereof and the Effective Time. Each of the Company and Buyer will, to the extent that any report, proxy statement, communication, announcement, publication or other document being filed or furnished by such party with the SEC contains any statement relating to this Agreement or the Merger, and to the extent permitted by Law or applicable confidentiality agreements, consult with the other for a reasonable time before filing or furnishing such report, proxy statement, communication, announcement, publication or other document with the SEC.

SECTION 6.4 Operational Matters. Nothing contained in this Agreement shall give the Buyer or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ or Joint Ventures’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Buyer’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ and Joint Ventures’, as applicable, respective operations.

ARTICLE VII

COVENANTS

SECTION 7.1 Special Meeting; Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “ Proxy Statement”) relating to a special meeting of the Company Stockholders (the “Special Meeting”) for the purpose of obtaining the Stockholder Approval and (ii) Buyer shall prepare and file with the SEC a registration statement on Form F-4 or other applicable form (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the issuance of shares of Buyer Common Stock to be issued to the stockholders of the Company as part of the Merger Consideration. Each of the Buyer and the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and to that extent, the Company and the Buyer will respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to the other promptly upon receipt. Prior to the effective date of the Registration Statement, the Buyer shall take all actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required under any applicable federal securities Laws or state “blue sky” Laws in connection with the issuance of shares of Buyer Common Stock in connection with the Merger. Each of the Buyer and the Company shall cooperate, furnish and cause its respective Subsidiaries to, and the Company shall use commercially reasonable efforts to cause the Joint Ventures to, cooperate and furnish all information concerning it and the holders of its capital stock or voting interest as the other may reasonably request in connection with such actions and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or otherwise make available in accordance with the Securities Act and the Exchange Act the Proxy Statement and any supplements or amendments to the Proxy Statement to its stockholders. No filing of, or amendment of or supplement to, the Proxy Statement shall be made by the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by the Buyer, in each case, unless the party intending to make such filing has given the other party a reasonable opportunity to review and comment on the proposed filing and each party will provide the other party with a copy of all such filings with the SEC. Each of the Buyer and the Company shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, the initiation or threat of any proceeding for any such purpose, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The Company and the Buyer each agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the

Registration Statement to be false or misleading with respect to any material fact, or that any information furnished by it omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) If any time prior to the Effective Time any event or circumstance relating to the Company or the Buyer, or any of their respective Subsidiaries, or their respective officers or directors, or any of their holders of capital stock, is discovered by a party that should be set forth in an amendment of or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party.

(d) The Company shall take all action necessary to duly call, give notice of, convene and hold, as soon as reasonably practicable following the date of this Agreement the Special Meeting. Except to the extent the Company has effected a Change in Recommendation, the Company will (i) include in the definitive proxy statement mailed to the Company Stockholders and filed with the SEC the Board Recommendation and (ii) use its commercially reasonable efforts to solicit and obtain the Stockholder Approval. The Company shall adjourn or postpone the Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to in advance of a vote on the Merger and this Agreement and, if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Special Meeting or to obtain the Stockholder Approval or there are insufficient votes to approve the Merger, the Company, with the consent of the Buyer, may and, at the direction of the Buyer, shall, adjourn or postpone the Special Meeting; provided, however, that unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Special Meeting, regardless of the commencement, disclosure, announcement or submission to the Company of any Transaction Proposal, or of any Change of Recommendation.

(e) Promptly following the Closing, the Buyer will file a post-effective amendment to the Registration Statement and will include in such post-effective amendment a prospectus covering the resale from time to time by each director or officer of the Company, who serves as a director of the Buyer following the Closing, of all shares of Buyer Common Stock received by him as part of the Stock Consideration. The Buyer shall use its commercially reasonable efforts to cause such post-effective amendment to be declared effective as promptly as practicable and to keep such registration statement, as so amended, effective and such resale prospectus current and available for use by each such director of the Buyer until such director sells all such shares of Buyer Common Stock or ceases to be a director of the Buyer. In lieu of filing a post-effective amendment to the Registration Statement, the Buyer may file and use its commercially reasonable efforts to cause to be declared effective as promptly as practicable, and to keep effective as provided above, a registration statement on Form F-3 (or on another appropriate Form) containing a prospectus covering resales of such shares of Buyer Common Stock which prospectus the Buyer will use its commercially reasonable efforts to keep current and available for resales from time to time by each such director of the Buyer of all such shares of Buyer Common Stock.

SECTION 7.2 Delisting. The Surviving Corporation will use its commercially reasonable efforts to cause the shares of Common Stock to be de-listed from the Nasdaq Global Select Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 7.3 Listing. The Buyer will use commercially reasonable efforts to cause the shares of the Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

SECTION 7.4 Regulatory Matters and Approvals.

(a) Each of the Buyer and the Company will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, (i) if required under applicable Law, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and any information required to be provided therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws or any other applicable Laws; provided, if a competition filing is required to be made with the European Commission, only the initial draft of such filing shall be made within ten Business Days following execution of this Agreement. Each of the Buyer and the Company will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, any Other Antitrust Laws and any other applicable Laws. The Company and the Buyer together will be responsible for all filing fees payable in connection with such filings.

(b) Each of the Buyer and the Company will use its respective commercially reasonable efforts to obtain promptly any clearance required under the HSR Act, any Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement and will keep each other apprised of the status of any material communications with, and any reasonable inquiries or requests for additional information from any Governmental Entity and will comply promptly with any such inquiry or request from any such Governmental Entity. The Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other party so as to enable the parties to expeditiously close the transactions contemplated by this Agreement (including the Merger), including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Entity; provided that the Buyer shall not be required to take any step that if taken would have a Material Adverse Effect (without giving effect to the proviso contained therein) on the Buyer or the business operations of the Company and its Subsidiaries. Subject to the foregoing provision, at the request of Company, the Buyer and its Affiliates will use their respective commercially reasonable efforts to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.

(c) Subject to Section 7.4(a), each of the Buyer and the Company agrees to instruct their respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, any Other Antitrust Laws and any other applicable Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation will include causing its counsel (i) to inform promptly the other of any oral communication with, and provide (as permitted) copies of written communications (excluding competitively sensitive information) with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of the Buyer, the Company nor any of their respective Affiliates will independently contact any Governmental Entity or participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Buyer and its Affiliates, the Company, and in the case of the Company and its Affiliates, the Buyer, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of the Buyer or the Company, as applicable, will be limited to outside antitrust counsel only).

SECTION 7.5 Consents. The Company will, and will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause each of the Joint Ventures to, use its or their commercially reasonable efforts to assist the Buyer in obtaining any required third-party consents to the Merger and the other transactions contemplated by this Agreement in writing from each Person.

SECTION 7.6 Resignation of Directors. At the Closing, the Company shall deliver to the Buyer evidence reasonably satisfactory to the Buyer of the resignation of all directors of the Company effective at the Effective Time.

SECTION 7.7 Amended Articles. The Buyer will use its reasonable best efforts to cause its articles of incorporation to be amended at or prior to Closing by adding a new Article TWELFTH thereto in the form attached hereto as Exhibit C (as amended, the “Amended Articles”).

SECTION 7.8 Buyer; Designation Committee.

(a) The Buyer hereby agrees to comply with the requirements set forth in Article TWELFTH of the Amended Articles, including by, in the event that any of the members of the Special Class (as defined in the Amended Articles) ceases to serve as a director of the Buyer prior to the first anniversary of the Closing, using best efforts to cause any replacement for such director designated by the Designation Committee (as defined in the Amended Articles) to be promptly appointed or elected to the Buyer Board as a member of the Special Class.

(b) The Buyer hereby agrees, prior to the first anniversary of the Closing, not to take any action (or fail to take any action) to amend Article TWELFTH of the Amended Articles or that would otherwise adversely affect the matters contemplated by Article TWELFTH of the Amended Articles.

SECTION 7.9 Access; Notice of Developments; Confidentiality.

(a) Subject to applicable Law, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company will, and will cause each of its Subsidiaries to, and will use commercially reasonable efforts to cause each of the Joint Ventures to, permit the Buyer and its Representatives to have (at the Buyer’s expense) reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries and Joint Ventures, to the officers, directors, personnel, customers, suppliers, premises, properties, books, records, Contracts and documents of or pertaining to the Company and any of its Subsidiaries or Joint Ventures as the Buyer may reasonably request in writing; provided, the Buyer will not have access to information that is subject to attorney-client privilege or other privilege; provided, further, that such access will comply with all applicable Laws and all applicable Real Property Leases and shall not include any intrusive testing or environmental sampling of any kind.

(b) The Company will give prompt written notice to the Buyer of any event that has had or would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect. The Buyer and Merger Sub will give prompt written notice to the Company of any event that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of the Company, the Buyer and Merger Sub will give prompt written notice to the other parties of any facts relating to such party which would make it necessary or advisable to amend the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable Law. The delivery of any notice pursuant to this Section 7.9(b) will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c) Each of Buyer and Merger Sub will, and will cause their respective Representatives to, hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries and Joint Ventures furnished to Buyer, Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 19, 2007, between the Company and Buyer (the “Buyer Confidentiality Agreement”), which Buyer Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time, at which time it will terminate. The Buyer Confidentiality Agreement will be deemed amended as of the date hereof to the effect that the Buyer will be permitted to (i) consummate the transactions contemplated hereby and (ii) enforce its rights hereunder and under the Voting Agreements.

SECTION 7.10 No Solicitation.

(a) The Company will, will cause each of its Subsidiaries and Representatives to, and will direct the Joint Ventures to, cease immediately any existing activities, discussions and negotiations with any Person (other than the Buyer, Merger Sub and their respective Representatives) regarding a Transaction Proposal and request the prompt return or destruction of all confidential information previously provided in connection therewith and otherwise enforce its rights under the applicable confidentiality and/or standstill agreements.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, the Company will not and will cause its Subsidiaries and its controlled Affiliates not to, nor will it authorize or permit any of its other Affiliates or the Joint Ventures or any Representatives of the Company, its Subsidiaries, its Affiliates or the Joint Ventures to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company and its Representatives from (A) during the Applicable Period, contacting and engaging in discussions with any Person who has made an unsolicited written Transaction Proposal that does not otherwise result from a breach of this Section 7.10 solely for the purpose of clarifying such Transaction Proposal and any material terms and conditions thereof so as to determine whether such Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal; or (B) during the Applicable Period, if the Company Board determines in good faith (after consultation with its outside counsel and financial advisor), that the Transaction Proposal is reasonably likely to lead to a Superior Proposal, (x) furnishing information with respect to the Company and its Subsidiaries and Joint Ventures to the Person making such Transaction Proposal (provided such Person has entered into a confidentiality agreement containing similar terms to those contained in the Buyer Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.10 (a copy of which confidentiality agreement shall be promptly (and in any event within two Business Days) provided to the Buyer)) and (y) participating in discussions or negotiations regarding such Transaction Proposal; provided, that the Company may only take such action specified in clause (B) above if such Transaction Proposal did not result from a breach of this Section 7.10 and the Company Board determines in good faith (after consultation with its outside counsel) that the failure to take any such action would breach its fiduciary duties to the Company Stockholders.

(c) Without the prior consent of the Buyer, the Company Board will not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Transaction Proposal or Superior Proposal, (iii) amend or grant any waiver or release from or redeem any rights under the Rights Plan, except in connection with the Merger and the other transactions contemplated by this Agreement, (iv) waive any provision of any standstill or similar agreement or fail to enforce any terms of any such standstill or similar agreement or (v) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than entry into a confidentiality agreement contemplated by Section 7.10(b)) related to any Transaction Proposal or Superior Proposal (each, an “Acquisition Agreement”) or propose publicly or agree to do any of the foregoing, other than pursuant to the next sentence. Notwithstanding the foregoing, during the Applicable Period, (x)

if the Company Board determines in good faith (after consultation with its outside counsel) that it would breach its fiduciary duties to the Company Stockholders not to take any action specified in clause (i) of the preceding sentence, it may take such action specified in clause (i) of the preceding sentence and/or (y) in response to a Superior Proposal, if the Company Board determines in good faith (after consultation with its outside counsel) that the failure to take any action specified in clause (ii), (iii), (iv) or (v) of the preceding sentence would breach its fiduciary duties to the Company Stockholders, it may take such action specified in clause (ii), (iii), (iv) or (v) of the preceding sentence (any such action referred to in clauses (x) or (y), a “Change in Recommendation”), but only, with respect to the actions set forth in clause (y) at a time that is during the Applicable Period and is not less than three Business Days following the Buyer’s receipt of notice advising the Buyer that the Company Board is prepared to take such action, specifying the terms and conditions of such Superior Proposal (including a copy of any relevant Acquisition Agreement); provided, that, if requested in writing by the Buyer, the Company shall negotiate in good faith with the Buyer during such three Business Day notice period to make such adjustments to the terms and conditions of this Agreement so that the Company would be able to proceed without making a Change in Recommendation.

(d) In addition to the other obligations of the Company set forth in this Section 7.10, the Company will promptly (and no more than two Business Days after receipt) advise the Buyer of the receipt of any Transaction Proposal (and any material modification of or amendment to such a Transaction Proposal), or any inquiry that would reasonably be expected to lead to a Transaction Proposal or of any request for information in connection with a possible Transaction Proposal, including the material terms and conditions of such Transaction Proposal, inquiry or request and the identity of the Person making such Transaction Proposal, inquiry or request, and will keep the Buyer reasonably and promptly informed of the status and material details of any such Transaction Proposal, inquiry or request and the substance of any discussions and/or material changes relating thereto.

(e) Nothing contained in this Section 7.10 will prohibit the Company from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) from making any other disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, failure to make such disclosure would breach its obligations under applicable Law; provided that a Change in Recommendation can only be made in accordance with Section 7.10(c)

SECTION 7.11 Employee Matters.

(a) Until the twelve (12)-month anniversary of the Effective Time (the “Benefits Continuation Period”), the Buyer shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those employees of the Company and its Subsidiaries and Joint Ventures who are employed under Greek law and who immediately following the Effective Time continue as employees of the Buyer, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), (i) at least the same base cash level of compensation as that currently provided to such employees and (ii) employee benefits as required by Greek law.

(b) From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, assume and honor in accordance with their terms all Company Benefit Plans that are employment, severance and termination plans and agreements (including change in control provisions) with employees of the Company and its Subsidiaries and Joint Ventures.

(c) Nothing in this Agreement, express or implied, shall: (A) confer upon any employee of the Company or any of its Subsidiaries or any Joint Venture, or any Representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever; (B) be interpreted to prevent or restrict the Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement (including any Company Benefit Plan), after the Effective Time; or (C) constitute an amendment to any Company Benefit Plan or any other plan or arrangement covering Company Employees.

SECTION 7.12 Indemnification Following the Effective Time.

(a) Without limiting any additional rights that any Person may have under any employment agreement or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Buyer shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company and its Subsidiaries and Joint Ventures (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any Action arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, fiduciary or agent of the Company or any of its Subsidiaries or Joint Ventures (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Action from the Buyer or the Surviving Corporation within five Business Days of receipt by the Company of a request therefor (provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by MIBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification), (y) neither the Buyer nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all Liability arising out of such Action or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s current articles of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) The Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to cause to be maintained for a period of six (6) years after the Effective Time a policy (or a “tail” policy) of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insureds than the terms currently provided to directors and officers of the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that the Buyer or the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage that exceeds 300% of the current annual premium for such coverage paid by the Company, which premium is set forth in Section 7.12 of the Company Disclosure Schedule.

(d) In the event that, following the Closing, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, reasonable provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations of the Company, including those set forth in this Section 7.12.

(e) The provisions of this Section 7.12 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.12.

(f) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

SECTION 7.13 Takeover Laws. If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover Laws of any Governmental Entity is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger.

SECTION 7.14 Financing.

(a) The Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided, that Buyer and Merger Sub may, after consultation with the Company, replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms thereof are not less beneficial to the Buyer, Merger Sub and the Company, including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date hereof), including using its commercially reasonable efforts to (a) maintain in effect the Debt Financing Commitments, (b) satisfy on a timely basis, to the extent within its control, all conditions applicable to the Buyer and Merger Sub to obtaining the Debt Financing set forth therein, (c) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments and (d) consummate the Debt Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, the Buyer shall promptly notify the Company and shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on financial terms no less favorable to the Buyer than the Debt Financing Commitments and upon other terms and conditions no less favorable than in the Debt Financing Commitments in an aggregate amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event. The Buyer shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer and Merger Sub with any portion of the Debt Financing.

(b) The Company shall cooperate, shall cause its Subsidiaries to cooperate and shall use commercially reasonable efforts to cause its Joint Ventures to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by the Buyer including by (i) participating in meetings (including lender meetings), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; (iii) furnishing the Buyer and its financing sources financial and other pertinent information regarding the Company and its Subsidiaries and the Joint Ventures as may be reasonably requested by the Buyer to consummate the Debt Financing; (iv) requesting of the appropriate Person, and using commercially reasonable efforts to obtain, such consents and legal opinions, as reasonably requested by the Buyer; (v) taking all actions, subject to or concurrently with the occurrence of the Merger, reasonably requested by the Buyer to permit consummation of the Debt Financing as contemplated by the Debt Financing Commitments (or the debt commitment letter related to any alternative financing); and (vi) otherwise reasonably cooperating in the Buyer’s efforts to obtain the Debt Financing (including, without limitation, requesting of the appropriate Persons, and using commercially reasonable efforts to obtain, customary officer’s certificates and other documents and instruments as may reasonably be requested by the Buyer, facilitating the pledge of, and granting of security interests in, the stock and assets, including the Vessels, of the Company and its Subsidiaries and its Joint Ventures, establishing bank accounts, blocked account agreements and lock box arrangements and executing and delivering deeds and other conveyance instruments to one or more designees of Buyer); provided that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries or Joint Ventures shall (1) be required to pay any commitment or other similar fee, (2) have any Liability under any loan agreement or any related document or any other agreement or document related to the Debt Financing, unless and until the Closing, or (3) be required to take any action that will (x) conflict with or violate the Company’s organizational documents or any Laws or (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, in any material respect any Material Contract. The Buyer shall, promptly upon written request by the Company, reimburse the Company for all reasonable out-of-pocket costs to the extent such costs are incurred by the Company or its Subsidiaries or Joint Ventures in connection with it complying with its obligations under this Section 7.14(b) or otherwise in connection with the Debt Financing, the Buyer shall indemnify and hold harmless the Company and its Subsidiaries and Joint Ventures and its and their respective Affiliates from and against any and all liabilities or losses suffered or incurred by them to the extent such liabilities or losses arose out of the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Company or its Subsidiaries and Joint Ventures).

SECTION 7.15 Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act including any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 7.16 Taking of Necessary Action; Further Action. Unless the Company Board has effected a Change in Recommendation, subject to the terms and conditions of this Agreement, each of the Company, the Buyer, Merger Sub and the Surviving Corporation will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the assets, properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

SECTION 7.17 Fairness Opinion. The Company will use commercially reasonably efforts to deliver a copy of the Fairness Opinion to the Buyer within five Business Days of the date hereof, but in no event later than one Business Day after receipt of the Fairness Opinion.

SECTION 7.18 Letter of Credit.

(a) Within seven Business Days after the date of this Agreement, the Buyer will provide the Company with a letter of credit, in substantially the form of Exhibit D, in the amount of $108 million as security for its obligation, if any, to pay the Buyer Breach Fee and/or the Financing Termination Fee, in each case in accordance with Article IX. The Company will return such letter of credit to the Buyer at the earlier of (i) the Effective Time and (ii) upon a termination of this Agreement in accordance with Article IX in a situation where none of the Buyer Breach Fee and/or the Financing Termination Fee are payable by the Buyer, in each case in accordance with Article IX.

(b) Within seven Business Days after the date of this Agreement, the Company will provide the Buyer with a letter of credit, in substantially the form of Exhibit E, in the amount of $108 million as security for its obligation, if any, to pay the amounts owing pursuant to Section 9.2. The Buyer will return such letter of credit to the Company at the earlier of (i) the Effective Time and (ii) upon a termination of this Agreement in accordance with Article IX in a situation where no amounts are payable by the Company in accordance with Article IX.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

SECTION 8.1 Conditions to Obligations of the Buyer and Merger Sub. The obligation of the Buyer and Merger Sub to effect the Merger is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties contained in the third sentence of Section 4.2(a), Section 4.3(a), Section 4.3(b) and the second sentence of Section 4.3(c)) will be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the representations and warranties of the Company set forth in the third sentence of Section 4.2(a), Section 4.3(a), Section 4.3(b) and the second sentence of Section 4.3(c) will be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except for deviations that in the aggregate for all such representation and warranties do not result in an aggregate cost or loss to the Buyer of more than $5,000,000; and (iii) the Buyer will have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

(b) The Company will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. The Buyer will have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

(c) The Company shall have obtained the Stockholder Approval.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(e) No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; provided, that prior to invoking this condition the Buyer and Merger Sub will have used all commercially reasonable efforts to have any such Order vacated.

(f) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the Knowledge of the Company or the Knowledge of the Buyer, threatened by the SEC.

(g) The Buyer shall have received the Debt Financing upon the terms and conditions of the Debt Financing Commitments or any alternative financing in accordance with Section 7.14.

(h) The shares of the Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

SECTION 8.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company of the following conditions:

(a) (i) The representations and warranties of the Buyer and Merger Sub set forth in this Agreement (other than the representations and warranties contained in Section 5.3(a), Section 5.3(b), the second sentence of Section 5.3(d) and Section 5.3(g)) will be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the representations and warranties of the Buyer and Merger Sub set forth in Section 5.3(a), Section 5.3(b), the second sentence of Section 5.3(d) and Section 5.3(g) will be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except for deviations of less than $5,000,000 in the aggregate; and (iii) the Company will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer and Merger Sub will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date. The Company will have received a certificate signed on behalf of the Buyer and Merger Sub by a duly authorized officer of the Buyer to such effect.

(c) The Company shall have obtained the Stockholder Approval.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(e) No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; provided, that prior to invoking this condition the Company will have used all commercially reasonable efforts to have any such Order vacated.

(f) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the Knowledge of the Company or the Knowledge of the Buyer, threatened by the SEC.

(g) The shares of the Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(h) The Amended Articles shall have been duly adopted by the Buyer and shall be in full force and effect.

SECTION 8.3 Frustration of Closing Conditions. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in Section 8.1 or 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

SECTION 9.1 Termination of Agreement. This Agreement may be terminated (notwithstanding the receipt of the Stockholder Approval) as follows (the date of such termination, the “Termination Date”):

(a) by mutual written consent of the Buyer and the Company at any time prior to the Effective Time;

(b) by either the Buyer or the Company, if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action will have become final and nonappealable;

(c) by either the Buyer or the Company, if the Merger does not occur on or before October 31, 2008; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions set forth in Article VIII having failed to be satisfied prior to such date;

(d) by either the Buyer or the Company, if the Stockholder Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment or postponement thereof at which a quorum is present and the vote to adopt this Agreement and approve the Merger is taken;

(e) by the Buyer, (i) if the Company Board will have effected a Change in Recommendation or (ii) if, in the event any Person has publicly or privately made, or publicly announced or privately informed the Company Board of its intention to make, a Transaction Proposal, and the Company Board takes a neutral position or no position on, or, within ten Business Days after receipt thereof fails to publicly state its opposition to, any Transaction Proposal or fails to reconfirm the recommendation of the Merger, in any of the above instances if so requested by the Buyer in writing, within ten Business Days following such request;

(f) by the Buyer, (i) if the Company has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 8.1(a) or 8.1(b) would not be satisfied or (ii) if all of the conditions set forth in Section 8.2 have been satisfied (or could be satisfied at Closing with the execution of only ministerial tasks) and the Company breaches its obligations to consummate the transactions contemplated hereby;

(g) by the Company, (i) if the Buyer and/or Merger Sub has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied, or (ii) if all of the conditions set forth in Section 8.1 have been satisfied (or could be satisfied at Closing with the execution of only ministerial tasks) and the Buyer or Merger Sub breaches its obligations under Section 2.2 or Article III hereof.

SECTION 9.2 Certain Fees and Expenses.

(a) Termination Expenses and Termination Fee.

(i) If this Agreement is terminated pursuant to Section 9.1(d), then the Company will pay the Buyer an amount equal to the Buyer Termination Expenses and if prior to such termination any Person shall have publicly or privately made, or publicly or privately announced an intention to make, a Transaction Proposal, and within twelve months after the Termination Date, the Company or any of its Affiliates enters into an Acquisition Agreement with respect to a Transaction Proposal or Superior Proposal, then, upon consummation of the

Transaction Proposal or Superior Proposal contemplated by such Acquisition Agreement, the Company will also pay the Buyer an amount equal to the Termination Fee minus the amount of any Buyer Termination Expenses previously paid to the Buyer.

(ii) If this Agreement is terminated pursuant to Section 9.1(e), then the Company will pay the Buyer an amount equal to the Termination Fee.

(iii) If this Agreement is terminated pursuant to Section 9.1(f), then the Company will pay the Buyer an amount equal to the Company Breach Fee.

(iv) If this Agreement is terminated pursuant to Section 9.1(g) then the Buyer will pay the Company an amount equal to the Buyer Breach Fee.

(v) If this Agreement is terminated pursuant to Section 9.1(c) and, if at the time of such termination all of the conditions in Article VIII (other than the condition in Section 8.1(g)) have been satisfied, then the Buyer will pay the Company an amount equal to the Financing Termination Fee.

For the purpose of this Section 9.2(a), all references in the term Transaction Proposal to “20% or more” will be deemed to be references to “more than 75%”.

(b) The Termination Fee, the Company Break Fee and the Buyer Termination Expenses, as applicable, will be paid to the Buyer by the Company in immediately available funds within five Business Days after the date of the event giving rise to the obligation to make such payment. The Buyer Breach Fee and the Financing Termination Fee will be paid to the Company by the Buyer in immediately available funds within five Business Days after the date of the event giving rise to the obligation to make such payment.

(c) As used in this Agreement: (i) “Buyer Termination Expenses“ means an amount, not to exceed $15,000,000, equal to the reasonable documented out-of-pocket Expenses of the Buyer and Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby; (ii) “Termination Fee” means an amount equal to $62,000,000; (iii) “Company Breach Fee” means an amount equal to $93,000,000; (iv) “Financing Termination Fee “ means an amount equal to $62,000,000; and (v) “Buyer Breach Fee” means an amount equal to $93,000,000.

SECTION 9.3 Effect of Termination; Specific Performance.

(a) In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability (other than as set forth in Section 9.2) on the part of the Buyer, Merger Sub or the Company (or any Representative of any such party); provided, that the provisions of Sections 7.9(c), 9.2 and 9.3 and Article X will survive any termination hereof. Nothing herein shall relieve the parties of any Liability for any breaches of representations, warranties, covenants or agreements set forth in this Agreement that occur prior to the termination of this Agreement; provided, however, that (i) the payment by the Company of a Termination Fee or a Company Breach Fee, in accordance with Section 9.2(a), will (together with any Buyer Termination Expenses previously paid to the Buyer in accordance with Section

9.2(a)) be considered liquidated damages for any breach by the Company of this Agreement and in the event of such payment the Company will not have any other Liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement (other than Liability for fraud) and (ii) the payment by the Buyer of a Buyer Breach Fee or a Financing Termination Fee, in each case in accordance with Section 9.2(a), will be considered liquidated damages for any breach by the Buyer or Merger Sub of this Agreement and in the event of such payment neither the Buyer nor Merger Sub will have any other Liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement (other than Liability for fraud).

(b) The parties hereto agree (i) in the case of the Buyer, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that accordingly, the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and (ii) in the case of the Company, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that accordingly, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. For the avoidance of doubt, (x) whether or not the Company is entitled to injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, in no event shall the Buyer be subject to (nor shall the Company or its Affiliates seek to recover) monetary damages other than the Buyer Breach Fee or the Financing Termination Fee, as applicable, for all Liability arising from or in connection with breaches by the Buyer of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that the Company may have and (y) whether or not the Buyer is entitled to injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, in no event shall the Company be subject to (nor shall the Buyer or its Affiliates seek to recover) monetary damages other than the Termination Fee (and, if applicable, the Buyer Termination Expenses) or the Company Breach Fee, as applicable, for all Liability arising from or in connection with breaches by the Company of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that the Buyer may have. For the further avoidance of doubt, nothing in this Agreement shall (i) preclude any party from seeking a Buyer Breach Fee, a Financing Termination Fee, a Company Breach Fee, a Termination Fee or Buyer Termination Expenses, as applicable to such party, as permitted herein while also seeking injunctions or specific performance pursuant to the first sentence of this Section 9.3(b) or (ii) act to preclude any party from recovering any such fee as a result of such party electing to pursue such alternative remedies or any court’s determination not to award any such equitable relief. In no event shall (x) the Company or any of its Affiliates seek to recover monetary damages from any of the Buyer’s Affiliates, stockholders, partners, members, directors, officers or agents or (y) the Buyer, Merger Sub or their respective Affiliates seek to recover monetary damages from any of the Company’s Affiliates, stockholders, partners, members, directors, officers or agents.

SECTION 9.4 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of the Buyer, by its board of directors, in the case of Merger Sub, by its board of directors, and in the case of the Company, by the Company Board, at any time before or after the receipt of the Stockholder Approval, but, after receipt of such approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub and the Company.

SECTION 9.5 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, the Buyer (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of the Buyer (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Buyer by its duly authorized officer. At any time prior to the Effective Time, whether before or after the Special Meeting, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or Merger Sub or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or Merger Sub, or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Press Releases and Public Announcement. None of the Buyer, Merger Sub or the Company will issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of the Buyer and Merger Sub, the Company, and in the case of the Company, the Buyer, such approval not to be unreasonably withheld, conditioned or delayed; provided, that each party may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable national securities exchange after consultation with legal counsel, in which case the disclosing party will advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure.

SECTION 10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights, benefits, remedies, obligations or Liabilities upon any Person other than the parties hereto and their respective successors and permitted assigns, other than (a) Section 7.12, which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein, (b) Section 7.7 and Section 7.8, which will be for the benefit of the Designation Committee and the Designation Committee (and each member thereof) will have the rights provided for therein and (c) after the Effective Time, the rights of the holders of the Common Stock to receive the Merger Consideration in accordance with the terms and conditions of Article III of this Agreement.

SECTION 10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedule hereto), together with the Buyer Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

SECTION 10.4 Succession and Assignment. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part (by operation of law or otherwise), without the prior written approval of, in the case of assignment by the Buyer or Merger Sub, the Company, and, in the case of assignment by the Company, the Buyer; provided, however, that Merger Sub may assign, in its sole discretion, all of its rights, interests and obligations under this Agreement to any direct and wholly-owned Subsidiary of the Buyer without the approval of the Company, but no such assignment shall relieve Merger Sub or Buyer of any of their respective obligations hereunder.

SECTION 10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Company, to:

Quintana Maritime Limited 601 Jefferson Street, Suite 3600 Houston, TX 77002
Facsimile:	(713) 751-7532
Attention:	Steve Putman

with copies to:

Morgan, Lewis & Bockius LLP
101 Park Avenue New York, New York 10178
Facsimile:	(212) 309-6001
Attention:	Robert G. Robison R. Alec Dawson Jonathan D. Morris

If to the Buyer or Merger Sub, to:

Excel Maritime Carriers Ltd.
17th km National Road Athens – Lamia & Finikos Street 145 64 Nea Kifisia Athens, Greece
Facsimile:	+30 210 6209528
Attention:	Gabriel Panayotides

with copies to:

White & Case LLP 1155 Avenue of the Americas New York, NY 10036
Facsimile:	(212) 354-8113
Attention:	John M. Reiss, Esq. Oliver C. Brahmst, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

SECTION 10.7 Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except to the extent that the law of the Marshall Islands is mandatorily applicable to the Merger.

SECTION 10.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND ANY APPELLATE COURT THEREOF AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OTHER THAN ACTIONS RELATING TO THE FIDUCIARY DUTIES OF DIRECTORS OF THE COMPANY OR THE BUYER WHICH ACTIONS SHALL BE LITIGATED IN THE JURISDICTION IN WHICH SUCH CORPORATION IS DOMICILED) MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE

BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OTHER THAN FIDUCIARY DUTIES). EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

SECTION 10.9 Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.9.

SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

SECTION 10.12 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the financial advisor, lenders, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 10.13 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including those set forth in Sections 7.7, 7.8 and 7.12) and this Article X.

SECTION 10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 10.15 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

SECTION 10.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

EXCEL MARITIME CARRIERS LTD.

By:	/s/ Gabriel Panayotides
Name:	Gabriel Panayotides
Title:	Chairman of the Board

BIRD ACQUISITION CORP.

By:	/s/ Gabriel Panayotides
Name:	Gabriel Panayotides
Title:	President

QUINTANA MARITIME LIMITED

By:	/s/ Corbin J. Robertson, Jr.
Name:	Corbin J. Robertson, Jr.
Title:	Chairman of the Board